Exhibit 99
                                                                      ----------
                                               Midwest Express Holdings, Inc.
                                               6744 South Howell Avenue
                                               Oak Creek, Wisconsin  53154-1402
                                               414-570-4000
                                               www.midwestairlines.com
                                               Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or
                 cskornic@midwestairlines.com
Analyst/Investor Inquiries: Dennis O'Reilly, 414-570-3954 or
                            doreilly@midwestairlines.com

FOR IMMEDIATE RELEASE
February 26, 2003

          MIDWEST EXPRESS ANNOUNCES LAUNCH OF LOW-FARE LEISURE AIRLINE
            AND OTHER PLANS TO POSITION ITS OPERATIONS FOR THE FUTURE

Milwaukee, Wisconsin, February 26, 2003 - Midwest Express Holdings, Inc. (NYSE:
MEH) today announced strategic plans to position its operations for the future - including the launch of a low-fare airline focusing on the leisure market; steps to address the decreased traffic, low revenue and record-high fuel prices challenging the airline industry; and a recommitment to its premium-service product, as evidenced by the Friday arrival of the first of 25 new Boeing 717 aircraft.

The yet-to-be-named airline will complement the airline holding company's existing premium (Midwest Airlines) and regional (Midwest Connect) airlines by offering flights to high-demand leisure destinations at the lower fares leisure travelers want to pay, according to Timothy E. Hoeksema, chairman and chief executive officer.

"Our focus has always been business travelers," said Hoeksema. "But our customers have told us they would like to see a value-priced, leisure-oriented product with the great service they are used to receiving from our award-winning employees. Extensive customer research and competitive analysis have convinced us this is an opportune time to expand our product portfolio."

Service is expected to be launched in third quarter 2003 with five MD-80 aircraft (currently part of the Midwest fleet) that will seat 143-147 passengers in a three-by-two seating configuration. Pitch - the space between seats - will average 33 inches, similar to Midwest Airlines and more than other low-fare carriers. "Cookie Flight" service - which includes beverages, packaged snacks and baked-onboard chocolate chip cookies - will be featured in the single-class cabin.

"Adding a low-fare carrier to our existing product portfolio will allow us to enhance our competitive position by serving a segment of the market that is growing more rapidly than the business travel market," explained Hoeksema. "We'll be able to expand to destinations that have not been economically viable to serve with our premium product, and serve some existing destinations more cost efficiently." Additional details will be announced at a later date.

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The company's strategic plans also include actions to return to profitability by addressing rapidly deteriorating industry conditions. According to Hoeksema, the uncertainty about a war in the Middle East has exacerbated the significant challenges the airline industry has faced since before September 11. He said unprecedented pressure on passenger traffic and pricing - particularly in the last several weeks - led the airline holding company to proactively take wide-ranging steps to avoid the actions some of its competitors have been forced to take.

"The threat of war has significantly impacted our industry," Hoeksema pointed out. "The uncertainty has made people more reluctant to travel, cutting revenue dramatically. Even more alarming, fuel prices have quickly risen to record highs." In February 2002, fuel was $0.70 per gallon, compared with approximately $1.20 in February 2003. This equates to a $45 million annualized price increase for Midwest Airlines and Midwest Connect. That increase, Hoeksema said, easily negates the significant cost savings the two airlines have realized over the past year.

     Among the actions the two airlines are taking to address the industry challenges:

o Modifying schedules in specific markets. In the coming months, Midwest Airlines and Midwest Connect will suspend service on select flights in markets with multiple daily flights, suspend all service in other markets, and implement schedule and route adjustments - resulting in an overall capacity reduction of more than 12%.
o Adjusting onboard food service. Midwest Airlines and Midwest Connect will temporarily transition to breakfast pastry or "Cookie Flight" service on flights currently offering meal or snack service.
o Implementing workforce reductions, furloughs and compensation reductions. To match staffing with the capacity reductions, Midwest Airlines and Midwest Connect will implement workforce reductions - including closing its Kansas City Call Center on March 14 - and temporary furloughs impacting 430 employees or approximately 13% of their combined workforces, and compensation reductions for those who remain.
o Changing its travel agency commission structure to match the industry-prevalent 0% base commission beginning March 1, 2003.
o Implementing service fee changes, including increasing - in line with the industry - the change fee for nonrefundable tickets from $75 to $100, effective for tickets purchased on or after March 1, 2003.

"These are extremely difficult steps, but we must take them immediately for our future viability - and for the communities we serve, our employees and our shareholders," said Hoeksema. "We've been fortunate to enjoy great loyalty from our customers, and now we're depending on that loyalty more than ever. We need to stem our cash drain while we still have sufficient cash reserves on hand. Short-term, we're working toward positive cash flow on an ongoing basis. Longer-term, we'll settle for nothing less than the industry-outperforming profitability our shareholders deserve."


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The company expects the cost-saving measures to generate in excess of $4 million monthly.

Hoeksema added: "We also want to assure our loyal customers that we remain absolutely committed long-term to our premium-service product - evidenced by the impending arrival of a fleet of new 717 aircraft, accompanied by a renewed dedication to the service excellence that has repeatedly earned us recognition as the number one U.S. airline."

On February 28, Midwest Airlines takes delivery of the first of 25 new Boeing 717 aircraft, with additional 717s arriving one per month for the next two years. These customer-friendly aircraft feature the airline's signature two-by-two wide leather seats now with head and foot rests, as well as quiet, low-emission engines. According to Hoeksema, near-perfect operational reliability will please passengers, increase efficiency and reduce needed maintenance. Most importantly, 25% better fuel efficiency will result in tremendous savings, with fuel prices over 70% higher than a year ago.

"Our superior service is the single most important factor that distinguishes us from other airlines," Hoeksema concluded. "Continuing to provide superior customer service is critical to returning to profitability. All of us at Midwest Airlines and Midwest Connect are totally committed to providing `The best care in the air.(R)'"


     Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. - its wholly owned subsidiary - operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 53 cities. More information is available at www.midwestairlines.com.

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This document contains forward-looking statements that may state the company's or management's intentions, hopes, beliefs, expectations or predictions for the future. Words such as "expect," "anticipate," "believe," "estimate," "goal," "objective" or similar words are intended to identify forward-looking statements. It is important to note that the company's actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, the meeting of certain financial covenants, terrorist attacks or fear of terrorist attacks, and war or the threat of war.



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